EXHIBIT 99.3
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On June 20, 2013, Demand Media, Inc. ("the Company") acquired 100% of the issued and outstanding membership interests (including 100% of the capital and profits) of Society6 LLC, a Delaware limited liability company ("Society6"), pursuant to a Securities Purchase Agreement, dated as of June 20, 2013 (the "Acquisition").  The purchase price of $95.3 million consisted of $76.1 million in cash and 2,322,880 shares of common stock, valued at $19.1 million, based on the Company's stock price on the date of acquisition.  A portion of the purchase price ($7.4 million in cash and 243,902 shares of common stock) was held back by the Company to secure post-closing indemnification obligations of the Sellers and/or post-closing adjustments to the purchase price.  Any remaining portion of the holdback amount that is not subject to then-pending claims will be paid or issued, as the case may be, on the 24-month anniversary of the closing of the transaction.

The following unaudited pro forma condensed consolidated financial information (“pro forma financial information”) is based on the historical consolidated financial statements of and the accompanying notes of the Company and Society6 and has been prepared to illustrate the effects of the Company's acquisition of Society6.

The unaudited pro forma condensed consolidated statements of operations give effect to the transaction for the three months ended March 31, 2013 and the year ended December 31, 2012 reflect pro forma adjustments as if the Acquisitions had taken place on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 gives effect to the Acquisition as if the Acquisition had occurred on March 31, 2013.

The pro forma financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Acquisition been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the combined company. The pro forma financial information does not reflect future nonrecurring charges resulting from the Acquisition, or the potential realization of operating synergies or other costs related to the planned integration. In addition, the pro forma financial information does not reflect actions that may be undertaken by management after the acquisition.

The accompanying pro forma financial information should be read in conjunction with the Company's historical consolidated financial statements and the accompanying notes included in the 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 5, 2013 (as amended by Form 10-K/A filed with the SEC on March 11, 2013), and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013, as well as the historical consolidated financial statements and accompanying notes of Society6, which are included as Exhibit 99.1 and Exhibit 99.2 in this Current Report on Form 8-K/A.

Demand Media, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Three Months Ended March 31, 2013
(In thousands, except per share amounts)

	Demand Media, Inc.	Society6, LLC	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
Revenue	$100,620	$6,010	$—		$106,630
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)	48,177	3,559	—		51,736
Sales and Marketing	14,083	4	—		14,087
Product Development	11,160	—	—		11,160
General and Administrative	16,375	301	—		16,676
Amortization of intangible assets	9,559	—	1,053	B(i)	10,612
Total operating expenses	99,354	3,864	1,053		104,271
Income (loss) from operations	1,266	2,146	(1,053)		2,359
Interest income	7	1	—		8
Interest expense	(153)	—	(57)	B(iv)	(210)
Other income (expense), net	(78)	—	—		(78)
Income (loss) before income taxes	1,042	2,147	(1,110)		2,079
Income tax benefit (expense)	(373)	—	(476)	B(ii)	(849)
Net income (loss)	$669	$2,147	$(1,586)		$1,230

Net income (loss) per share - basic	$0.01				$0.01
Net income (loss) per share - diluted	$0.01				$0.01

Weighted average number of shares - basic	86,618		2,323	A	88,941
Weighted average number of shares - diluted	87,743		2,323	A	90,066

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Demand Media, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the Year Ended December 31, 2012
(In thousands, except per share amounts)

	Demand Media, Inc.	Society6, LLC	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
Revenue	$380,578	$15,873	$—		$396,451
Operating expenses:
Service costs (exclusive of amortization of intangible assets shown separately below)	181,018	9,871	—		190,889
Sales and Marketing	46,501	14	—		46,515
Product Development	40,708	—	—		40,708
General and Administrative	63,025	1,352	—		64,377
Amortization of intangible assets	40,676	—	4,212	B(i)	44,888
Total operating expenses	371,928	11,237	4,212		387,377
Income (loss) from operations	8,650	4,636	(4,212)		9,074
Interest income	42	6	—		48
Interest expense	(622)	—	(226)	B(iv)	(848)
Other income (expense), net	(111)	—	—		(111)
Income (loss) before income taxes	7,959	4,642	(4,438)		8,163
Income tax benefit (expense)	(1,783)	(7)	(1,900)	B(ii)	(3,690)
Net income (loss)	$6,176	$4,635	$(6,338)		$4,473

Net income (loss) per share - basic	$0.07				$0.05
Net income (loss) per share - diluted	$0.07				$0.05

Weighted average number of shares - basic	84,553		2,323	A	86,876
Weighted average number of shares - diluted	87,237		2,323	A	89,560

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Demand Media, Inc. and Subsidiaries
As of March 31, 2013
Unaudited Pro Forma Condensed Consolidated Balance Sheets
(In thousands)

	Demand Media, Inc.	Society6, LLC	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
Assets
Current assets
Cash and cash equivalents	$109,371	$4,077	$(68,689)	A	$42,904
			(1,855)	B(iii)
Accounts receivable, net	41,464	31	(31)	B(iii)	41,464
Prepaid expenses and other current assets	7,194	4	—		7,198
Deferred registration costs	62,288	—	—		62,288
Total current assets	220,317	4,112	(70,575)		153,854
Deferred registration costs, less current portion	11,776	—	—		11,776
Property and equipment, net	37,875	10	(10)	B(iii)	37,875
Intangible assets, net	89,700	—	16,065	A	105,765
Goodwill	271,392	—	77,626	A	349,018
Other assets	20,640	—	177	B(iii)	20,817
Total assets	$651,700	$4,122	$23,283		$679,105
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$11,003	$—	$—		$11,003
Accrued expenses and other current liabilities	43,489	745	(221)	B(iii)	44,013
Deferred tax liabilities	16,217	—	—		16,217
Deferred revenue	80,362	320	(22)	B(iii)	80,660
Total current liabilities	151,071	1,065	(243)		151,893
Deferred revenue, less current portion	16,461	—	—		16,461
Other liabilities	8,654	—	7,447	A	16,101
Long-term debt	—	—	—		—
Total liabilities	176,186	1,065	7,204		184,455
Total stockholders’ equity	475,514	3,057	19,136	A	494,650
			(3,057)	B(iii)
Total liabilities and stockholders’ equity	$651,700	$4,122	$23,283		$679,105

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note A - Purchase Price Allocation
The unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the financial impact of Demand Media's acquisition of Society6, which was accounted for under the acquisition method of accounting. The aggregate amount of consideration paid by Demand Media to acquire Society6 was $95.3 million, which was comprised of $76.1 million of cash and 2,322,880 shares of common stock, valued at $19.1 million, based on the Company's stock price on the date of acquisition.  A portion of the purchase price ($7.4 million in cash and 243,902 shares of common stock) was held back by the Company to secure post-closing indemnification obligations of the Sellers and/or post-closing adjustments to the purchase price.  Any remaining portion of the holdback amount that is not subject to then-pending claims will be paid or issued, as the case may be, on the 24-month anniversary of the closing of the transaction. The cash holdback of $7.4 million recorded on acquisition date is net of imputed interest of $0.5 million.
The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total preliminary purchase price was allocated to Society6's net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of June 20, 2013, the Acquisition date. The excess of purchase consideration over the net tangible and intangible assets is recorded as goodwill. Management's preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions and are subject to change pending finalization of the valuations. The pro forma adjustments to reflect assets acquired and liabilities assumed at preliminary estimated fair values and the resulting goodwill are as follows (in thousands):

Assets and liabilities assumed:
Cash and cash equivalents	$2,222
Prepaid and other Assets	181
Accrued expenses and other current liabilities	(524)
Deferred revenue	(298)
Intangible assets acquired:
Artist relationships	9,867
Technology	2,587
Non-compete agreements	192
Trade name	3,419
Goodwill created by the Acquisition	77,626
Total Purchase Price	$95,272

Based on review of Society6's summary of significant accounting policies disclosed in Society6's 2012 financial statements, as well as preliminary discussions with Society6's management, the nature and amount of any adjustments to conform the two companies' accounting policies were not significant.
Note B - Pro Forma Adjustments
The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements based on preliminary estimates, which may change as additional information is obtained:
(i) - Amortization expense
The estimated increase in amortization expense is primarily related to the estimated fair value of certain intangible assets acquired from Society6 which, primarily consist of artist relationships, technology, trade name, and non-compete agreements, amortized over an estimated average life of 3 to 10 years. An adjustment was made to amortization of intangible assets to reflect the increased amortization of $1.1 million for the 3 months ended March 31, 2013 and $4.2 million for the year ended December 31, 2012.

(ii) - Income taxes
For purposes of this pro forma information, the U.S. federal statutory tax rate of 35 percent and a state tax of approximately 2 percent, net of federal tax benefit have been used for all periods presented. This rate is an estimate and does not take into account any possible future tax events that may result for the ongoing combined company. Had the result of Society6's operations been included in the Company's U.S. federal consolidated return for the periods presented, the Company would have been able to offset Society6's U.S taxable income against the Company's net operating loss carryforwards.

(iii) - Working capital adjustment
Reflects the adjustments of property, plant and equipment and accounts receivable of Society6 not being purchased pursuant to the terms of the purchase agreement and working capital adjustments between March 31, 2013 and the acquisition date.
(iv) - Interest expense
Accretion of interest related to the cash consideration holdback over the 24-month anniversary of the closing of the transaction
.